EXHIBIT 99.1

ASHFORD INC. FIRST QUARTER 2016
EARNINGS CONFERENCE CALL
May 6, 2016
11:00 a.m. Central

Introductory Comments - Stacy Feit

Good day, everyone, and welcome to today’s conference call to review results for Ashford Inc. for the first quarter of 2016 and to update you on recent developments. On the call today will be Monty Bennett, Chairman and Chief Executive Officer, and Deric Eubanks, Chief Financial Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on May 5, 2016, and may also be accessed through the Company’s website at www.ashfordinc.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.

I will now turn the call over to Monty Bennett. Please go ahead sir.

Introduction - Monty Bennett

Good morning everyone, and thank you for joining us. We are pleased to present our financial results for the first quarter of 2016. I’ll begin by reviewing our performance highlights including the progress we have made toward completing the proposed transformational business combination with Remington. Afterward, Deric will review our financial results and then we will take your questions.

Our strategy is built around our ability to leverage the combined expertise of our management team to both grow our company and the platforms we advise. I believe we have the most highly-aligned, stable and effective management team in the hotel industry. Our track record of success speaks for itself, as this is the same team that has generated a 110% total shareholder return for Ashford Trust since that company's IPO in 2003 compared to a 77% return for our peers. Acting like shareholders has always distinguished us from others in our industry. We consider it one of our main competitive advantages and a primary reason for our superior performance.

Ashford currently advises two publicly-traded REIT platforms - Ashford Trust and Ashford Prime - which together have 144 hotels with approximately 32,000 rooms and over $6 billion in assets. During the first quarter, both of these platforms performed in-line with the broader hotel industry with 2.5% and 2.1% RevPAR growth at Trust and Prime, respectively.

Ashford has a high-growth, fee-based business model with a diversified platform of multiple fee generators. It's a scalable platform with attractive margins and low capital needs. Additionally, it has a very stable cash flow base as the advisory agreements with the REITs stipulate that the minimum base fee can't drop by more than 10% from the previous year's base fee.

Currently, our company's main focus is to consummate a transaction with Remington, accretively grow our existing REIT platforms and deliver superior shareholder returns compared to their peers, and to continue to look for strategic opportunities and additional platforms to grow Ashford's business and deliver superior returns to our shareholders. We have a revolutionary fee structure in place with Trust and Prime that incentivizes shareholder value creation. With the base fee driven by share price performance and an incentive fee based on total shareholder return outperformance versus peers, this management team's primary focus is to maximize returns in our REIT platforms.

I would now like to review the proposed business combination with Remington Holdings which we expect to result in significant value creation for Ashford shareholders. This would be a transformational transaction for Ashford as it would create the only public, pure-play provider of asset management, property management, and project management services to the lodging industry, with a deal structure that's very favorable for our shareholders. The addition of Remington will expand Ashford's asset-light, fee-based business model and will diversify and grow Ashford's cash flow by having base and incentive fees which are tied to property-level performance.

Additionally, we have structured this transaction with very little cash consideration and with common stock valued substantially above today's trading price which underscores the seller's belief in the future growth prospects for Ashford and Remington. In April, Ashford stockholders approved the combination which is on track to be completed during the second quarter of 2016 subject to customary closing conditions including obtaining a private letter ruling from the IRS.

In closing, we are optimistic about the prospects for our two managed REIT platforms and expect both to continue their solid performance. Additionally, we are very excited about the combination with Remington which will rapidly build operating scale and earnings power for the Ashford platform and we expect this to significantly accelerate Ashford's growth, driving meaningful value creation for our shareholders.

I will now turn the call over to Deric to review our financial performance for the first quarter.

Financial Review - Deric Eubanks

Thanks, Monty.

I’d like to remind everyone that we have consolidated the financial position and operating results of the private investment funds managed by Ashford Investment Management. The financial impact from this consolidation is adjusted out of our first quarter 2016 financials through the non-controlling interests in consolidated entities line items on the Company’s income statement and balance sheet.

For the first quarter ended March 31, 2016, advisory services revenue totaled $13.3 million, including $10.9 million from Trust and $2.4 million from Prime.

Adjusted EBITDA for the first quarter of 2016 was $3.0 million, compared with $3.5 million for the first quarter of 2015.

Adjusted Net Income for the first quarter of 2016 was $2.4 million, or $1.05 per diluted share, compared with $3.3 million, or $1.45 per diluted share, for the first quarter of 2015.

At the end of the first quarter of 2016, the Company had approximately $6.3 billion of assets under management from its managed companies, and Ashford had $21.3 million in corporate cash.

Also, as of March 31, 2016, Ashford had 2.3 million fully diluted total shares of common stock and units outstanding.

That concludes our prepared remarks and we will now open it up for your questions.

Q&A

Ending - Monty Bennett

Thank you all for your participation today. We look forward to speaking with you again on our next call.

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